Exhibit 15.1

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
March 26, 2018
BP p.l.c.
1 St. James Square
London, SW1Y 4PD
United Kingdom
Ladies and Gentlemen:
We hereby consent to the reference to DeGolyer and MacNaughton contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2017, of BP p.l.c. (the Form 20-F), as set forth under the heading “Compliance” and on page 260, to the inclusion of our third‑party letter report dated January 15, 2018, concerning our estimates of the net proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2017, of certain properties in which PJSC Rosneft Oil Company has represented that it owns an interest (the Third-Party Report), which is included as an exhibit to the Form 20-F, and to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Third Party Report in the following Registration Statements:

Registration Statement on Form F-3 (File Nos. 333-208478 and 333‑208478-01) of BP p.l.c. and BP Capital Markets p.l.c.; and Registration Statements on Form S-8 (File Nos. 333-67206, 333-79399, 333‑103924, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333‑146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333‑186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-207188, 333-207189, 333-210316 and 333-210318) of BP p.l.c.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716